Exhibit 99.1

USA Technologies Announces Fourth Quarter & Full Year Fiscal 2014 Results

Record 25,000 Gross Connections Added in Q4, 39% Y/Y Increase

 266,000 Total Connections at Year End, 24% Y/Y Increase

MALVERN, Pa – September 23, 2014 - USA Technologies, Inc. (NASDAQ: USAT) ("USAT"), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today reported results for the fourth quarter and fiscal year ended June 30, 2014.

Fourth Quarter Financial Highlights:

•	License and transaction fee revenue of $9.5 million, a year-over-year increase of 15.8%.
•	Adjusted EBITDA of $1.3 million, a year-over-year decrease of 22.1%.
•	GAAP net loss at breakeven, or $0.00 per share.
•	Non-GAAP net loss of $0.1 million compared to non-GAAP net income of $0.2 million for fourth quarter of fiscal 2013.

	Period Ended June 30
	Q4F14	Q4F13	%Change	F2014	F2013	%Change
Gross New Connections (thousands)	25	18	38.9%	76	54	40.8%
% From Existing Customer Base	83.5%	82.5%	-	68.3%	83.5%	-
Net New Connections	22	18	22.2%	52	50	4.0%
Total Connections	266	214	24.3%	266	214	24.3%

New Customers Added	650	525	23.8%	2250	1750	28.6%
Total Customers	7300	5050	44.6%	7300	5050	44.6%

Total Number of Transactions (millions)	47.0	36.5	28.8%	168.5	129.1	30.5%
Transaction Volume ($millions)	$82.9	$62.7	32.2%	$293.8	$219.0	34.2%

Management Commentary

"USA Technologies ended fiscal 2014 with 266,000 total connections. During the year we added 76,000 gross new connections, a record, eclipsing the 24,000 deactivations from one large customer, and increased our customer base by over 44% to 7,300 total customers,” said Stephen P. Herbert, USA Technologies Chairman and Chief Executive Officer. “Through aggressive marketing campaigns designed to accelerate adoption and further secure USA Technologies’ foothold in the vending, laundry, kiosk and taxi verticals and innovative sales and product offerings targeting small- and medium-sized businesses, we successfully drove meaningful increases in our installed base and our total customer count.

“Revenue growth for fiscal 2014, however, came in slightly below our guidance range of 20% to 23% in large part due to a delay in integration work related to our recent taxi partnerships. We are working diligently with our partners to wrap up this work and expect to complete the integration in the second quarter,” added Herbert.

Herbert concluded, “With record new connections in fiscal 2014, a robust pipeline, and a set of ongoing sales and product initiatives, we’re entering the new fiscal year with good momentum. In addition, in fiscal 2015 we expect to recognize approximately $5.5 million in incremental revenue as billing grace periods granted in fiscal 2014 begin to expire. With 70% of our installed base, or approximately 150,000 locations, NFC-enabled (near field communications), we are perfectly aligned with the latest developments in NFC/mobile payment such as ApplePay. These positives, we believe, collectively position USA Technologies for strong growth and strengthening of our leading market position as adoption for cashless payment in the self-serve retail market continues to accelerate.”

Fourth Quarter Operational Highlights:

•	Crossed 250,000 connection mark in June 2014, halfway to our three year goal of 500,000 connections.

•	Of the record 25,000 gross new connections, approximately 86% were from traditional ePort vending customers, and 14% were primarily from customers in adjacent vertical markets, such as kiosk, amusement and gaming and laundry. Of the new gross connections, 83.5% were sold to existing customers.

•	Introduced ePort Online, expanding capabilities of USA Technologies’ Integrated Payment Services. ePort Online gives customers a convenient way to accept credit/debit payments for goods and services online, from any computer or mobile device, and to retain secure, encrypted customer account information for scheduled and subscription payment. In less than one month, signed up over 800 existing customers.

•	Expanded mobile payment services by signing a strategic alliance with BYNDL Inc., a provider of mobile marketing, payment and support services for unattended retail. The BYNDL system accepts cashless payments from mobile devices, provides for the collection of data analytics and targets demand creation through loyalty programs, coupons and location-based offers.

•	Awarded Frost & Sullivan 2014 North American Customer Value Leadership Award in Financial Services and Retail M2M Communications for demonstrated excellence in implementing strategies that proactively create value for its customers with a focus on improving the return on the investment that customers make in its services or products.

Fourth Quarter Financial Results

For the fourth quarter total revenue was $11.2 million, an increase of 15.7% compared to $9.7 million in the fourth quarter of fiscal 2013. This increase was driven by an increase in year over year connections to our network. License and transaction fees were $9.5 million compared to $8.2 million in the year ago quarter, a 15.8% increase. These fees, which are comprised of recurring monthly service fees as well as transaction processing fees, accounted for approximately 84% of total revenue. Equipment sales were $1.7 million compared to $1.5 million in last year’s fourth quarter, a 15.5% increase, reflecting the greater connection growth in the fourth quarter of fiscal 2014 compared to last year’s comparable period.

Gross profit was $3.7 million, even with the year ago quarter. The gross margin was 32.7% compared to 37.9% in the fourth quarter last year. Gross margin on license and transaction fees was 33.1% compared to 37.1% last year, reflecting the impact in the fourth quarter of 2014 of certain new JumpStart connections associated with grace periods as well as deactivations from one large customer. For the new connections associated with the grace periods, the company incurred costs without the associated monthly service fees.

Operating expenses were $4.2 million in the fourth quarter compared to $3.5 million in the year ago quarter. The increase primarily reflects one-time expense reductions in the fourth quarter of fiscal 2013, increased compensation costs from the addition of new employees as well as year-end sales commissions and bonus accruals resulting from the record number of gross new connections during the fourth quarter.

GAAP operating loss was approximately $0.60 million compared to GAAP operating income of $0.2 million. Adjusted EBITDA was $1.3 million, a year-over-year decrease of 22.1%, compared to $1.6 million for the fourth quarter of fiscal 2013. Taking into account an income tax benefit of approximately $0.50 million related to the reduction in our tax provision for fiscal year 2014, GAAP net loss was approximately $39,000, or $0.00 per share, compared to GAAP net income of $1.7 million, or $0.05 per share, for the fourth quarter of fiscal 2013.

On a non-GAAP basis, net loss was $0.1 million, or $0.00 per share, for the fourth quarter of fiscal 2014, compared to net income of $0.2 million, or $0.00 per share, in the same period last year.

Cash and cash equivalents were $9.1 million as of June 30, 2014.

Fiscal 2014 Financial Results

For the year ended June 30, 2014, revenue was $42.3 million compared to $35.9 million in fiscal 2013. License and transaction fee revenue totaled $35.6 million compared to $30.0 million, an 18.6% increase. Adjusted EBITDA was $6.5 million compared to $5.8 million last year. GAAP net income applicable to common shares was $26.9 million, or $0.78 per share, compared to $0.2 million, or $0.01 per share, for fiscal 2013. GAAP net income for fiscal 2014 included $26.7 million, or $0.75 per diluted share, related to the partial recognition of a deferred tax asset. Non-GAAP net income applicable to common shares was $0.1 million, or $0.00 per diluted share, compared to non-GAAP net income of $0.2 million, or $0.01 per diluted share, applicable to common shares for fiscal 2013.

Fiscal 2015 Outlook

For full year fiscal 2015 management expects total revenue in the range of $51.0 million to $53.0 million, for a growth rate of 20% to 26%. License and transaction fee revenue is expected to be in the range of $44.0 million to $47.0 million, for a growth rate of 24% to 31%. Net new connections are expected to be in the range of 66,000 to 76,000, for a growth rate of 27% to 46%.

Webcast and Conference Call

Management will host a conference call at 10:00am EDT on Tuesday, September 23, 2014. To participate in the conference call, please dial (866) 393-1608 approximately 10 minutes prior to the call. International callers should dial (224) 357-2194. Please reference conference ID # 93456751.

A live webcast of the conference call will be available at http://investor.usatech.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 1:00pm EDT on September 23, 2014 until 11:59pm EDT September 26, 2014 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 93456751. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

About USA Technologies:

USA Technologies is a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries. ePort Connect® is the company's flagship service platform, a PCI-compliant, end-to-end suite of cashless payment and telemetry services specially tailored to fit the needs of small ticket, self-service retailing industries. USA Technologies also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile™ for customers on the go, and QuickConnect, an API Web service for developers. USA Technologies has been granted 87 patents and has agreements with Verizon, Visa, Elavon and customers such as Compass, Crane, AMI Entertainment and others. Visit the website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the ability of management to accurately predict or forecast future earnings or taxable income of USAT; the incurrence by us of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; whether USAT's customers continue to utilize USAT's transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USAT to obtain widespread commercial acceptance of it products; the ability of USAT to raise funds in the future through the sales of securities or debt financings in order to sustain its operations if an unexpected or unusual non-operational event would occur; the ability of USAT to use available data to predict future market conditions, consumer behavior and any level of cashless usage; the ability to prevent a security breach of our systems or services or third party services or systems utilized by us; the ability of USAT to efficiently and securely integrate cashless payment with new machine technologies; whether any patents issued to USAT will provide USAT with any competitive advantages or adequate protection for its products, or would be challenged, invalidated or circumvented by others; the ability of USAT to operate without infringing the proprietary rights of others; and whether USAT's existing or anticipated customers purchase, rent or utilize ePort devices or our other products or services in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USA Technologies, Inc.
Consolidated Statements of Operations

	Three months ended		Year ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues:
License and transaction fees	$9,460,303	$8,172,243	$35,638,121	$30,044,429
Equipment sales	1,747,157	1,512,599	6,706,843	5,895,815
Total revenues	11,207,460	9,684,842	42,344,964	35,940,244

Cost of services	6,327,432	5,139,129	23,018,001	18,219,945
Cost of equipment	1,217,884	874,901	4,254,127	3,623,686
Gross profit	3,662,144	3,670,812	15,072,836	14,096,613

Operating expenses:
Selling, general and administrative	4,067,804	3,150,535	14,036,016	12,068,566
Depreciation and amortization	162,151	309,989	600,488	1,314,122
Total operating expenses	4,229,955	3,460,524	14,636,504	13,382,688
Operating income (loss)	(567,811)	210,288	436,332	713,925

Other income (expense):
Interest income	8,995	4,212	30,337	57,121
Interest expense	(74,529)	(47,804)	(256,844)	(157,205)
Change in fair value of warrant liabilities	53,125	1,517,384	65,429	267,928
Total other income (expense), net	(12,409)	1,473,792	(161,078)	167,844

Income (loss) before provision for income taxes	(580,220)	1,684,080	275,254	881,769
Benefit (provision) for income taxes	541,501	(6,912)	27,255,398	(27,646)

Net income (loss)	(38,719)	1,677,168	27,530,652	854,123
Cumulative preferred dividends	-	-	(664,452)	(664,452)
Net income (loss) applicable to common shares	$(38,719)	$1,677,168	$26,866,200	$189,671
Net earnings (loss) per common share - basic	$-	$0.05	$0.78	$0.01

Weighted average number of common shares outstanding	35,517,099	33,080,641	34,613,497	32,787,673
Net earnings (loss) per common share - diluted	$-	$0.05	$0.78	$0.01
Diluted weighted average number of common shares outstanding	35,517,099	34,115,444	34,613,497	33,613,346

USA Technologies, Inc.
Consolidated Balance Sheets
	June 30,	June 30,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$9,072,320	$5,981,000
Accounts receivable, less allowance for uncollectible accounts of $63,000 and
$18,000, respectively	2,683,579	2,620,684
Finance receivables	119,793	116,444
Inventory	1,486,777	1,823,615
Prepaid expenses and other current assets	363,367	184,336
Deferred income taxes	907,691	-
Total current assets	14,633,527	10,726,079

Finance receivables, less current portion	352,794	408,674
Other assets	190,703	84,117
Property and equipment, net	21,138,580	17,240,065
Deferred income taxes	26,353,330	-
Intangibles, net	432,100	454,053
Goodwill	7,663,208	7,663,208

Total assets	$70,764,242	$36,576,196

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$7,753,911	$7,301,247
Accrued expenses	1,915,799	1,468,184
Line of credit	5,000,000	3,000,000
Current obligations under long-term debt	172,911	247,152
Income taxes payable	21,021	-
Deferred gain from sale-leaseback transactions	380,895	-
Total current liabilities	15,244,537	12,016,583

Long-term liabilities:
Long-term debt, less current portion	249,865	122,754
Accrued expenses, less current portion	186,174	366,785
Deferred tax liabilities	-	40,245
Warrant liabilities	585,209	650,638
Deferred gain from sale-leaseback transactions, less current portion	761,790	-
Total long-term liabilities	1,783,038	1,180,422

Total liabilities	17,027,575	13,197,005

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value:
Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000
Issued and outstanding shares- 442,968 (liquidation preference
of $16,690,456 and $16,026,004, respectively)	3,138,056	3,138,056
Common stock, no par value: Authorized shares- 640,000,000 Issued and outstanding
shares- 35,514,685 and 33,284,232, respectively	224,210,197	221,383,373
Accumulated deficit	(173,611,586)	(201,142,238)

Total shareholders' equity	53,736,667	23,379,191

Total liabilities and shareholders' equity	$70,764,242	$36,576,196

USA Technologies, Inc.
Consolidated Statements of Cash Flows

	Three months ended		Year ended
	June 30,		June 30,
	2014	2013	2014	2013
OPERATING ACTIVITIES:
Net income (loss)	(38,719)	1,677,167	$27,530,652	$854,123
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Charges incurred in connection with the vesting and issuance
of common stock for employee and director compensation	280,161	133,674	529,041	502,907
(Gain) Loss on disposal of property and equipment	(2,808)	(1,928)	4,245	(20,343)
Non-cash interest and amortization of debt discount	-	26,933	2,095	53,867
Bad debt expense (recoveries), net	67,403	61,156	134,176	68,615
Depreciation	1,553,875	1,094,978	5,463,985	3,837,174
Amortization	-	185,600	21,953	742,400
Change in fair value of warrant liabilities	(53,125)	(1,517,384)	(65,429)	(267,928)
Deferred income taxes, net	(551,848)	6,912	(27,301,266)	27,646
Recognition of deferred gain from sale-leaseback transactions	(9,522)	-	(9,522)	-
Changes in operating assets and liabilities:
Accounts receivable	(736,633)	(310,847)	(157,071)	(247,358)
Finance receivables	(39,938)	(29,687)	52,531	17,729
Inventory	31,689	31,356	370,104	716,470
Prepaid expenses and other current assets	(128,280)	452,207	(190,783)	503,937
Accounts payable	1,341,699	1,968,679	412,664	1,164,804
Accrued expenses	567,988	(122,612)	267,004	(1,915,091)
Income taxes payable	(14,500)	-	21,021	-

Net cash provided by operating activities	2,267,442	3,656,204	7,085,400	6,038,952

INVESTING ACTIVITIES:
Purchase of property and equipment	(50,760)	(25,660)	(111,121)	(107,351)
Purchase of property for rental program	(3,671,812)	(2,771,880)	(10,883,473)	(9,092,394)
Proceeds from sale of rental equipment under sale-leaseback transaction	2,995,095	-	2,995,095	-
Proceeds from sale of property and equipment	51,672	-	82,047	18,908

Net cash used in investing activities	(675,805)	(2,797,540)	(7,917,452)	(9,180,837)

FINANCING ACTIVITIES:
Net proceeds from the issuance (retirement) of common stock and
exercise of common stock warrants	(13,913)	323,652	2,272,936	311,177
Excess tax benefits from share-based compensation	24,847	-	24,847	-
Proceeds from line of credit	1,000,000	1,000,000	2,000,000	3,000,000
Repayment of long-term debt	(107,368)	(149,853)	(374,411)	(614,937)

Net cash provided by (used in) financing activities	903,566	1,173,799	3,923,372	2,696,240

Net increase (decrease) in cash and cash equivalents	2,495,203	2,032,463	3,091,320	(445,645)
Cash and cash equivalents at beginning of year	6,577,117	3,948,537	5,981,000	6,426,645
Cash and cash equivalents at end of year	$9,072,320	$5,981,000	$9,072,320	$5,981,000

Supplemental disclosures of cash flow information:
Cash paid for interest	$70,617	$34,714	$259,820	$118,934
Depreciation expense allocated to cost of sales	$1,386,803	$970,590	$4,880,529	$3,265,452
Reclass of rental program property to inventory, net	$6,463	$16,414	$33,266	$28,337
Prepaid items financed with debt	$(144,312)	$3,186	$101,850	$133,588
Prepaid interest from issuance of warrants for debt costs	$-	$-	$-	$55,962
Equipment and software acquired under capital lease	$107,670	$44,034	$325,431	$124,917
Equipment and software financed with long-term debt	$-	$-	$-	$-
Disposal of property and equipment	$475,781	$91,228	$709,638	$98,928
Disposal of property and equipment under sale-leaseback transactions	$1,918,920	$-	$1,918,920	$-

Discussion of Non-GAAP Financial Measures:

This press release contains certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Reconciliations between non-GAAP and GAAP measures are set forth below.

The following non-GAAP financial measures are discussed herein: adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net earnings per common share - diluted. The presentation of these additional financial measures are not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP (Generally Accepted Accounting Principles), including the net income or net loss of USAT or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT’s net income or net loss as determined in accordance with GAAP. These non-GAAP financial measures are not required by or defined under GAAP and may be materially different from the non-GAAP financial measures used by other companies. USAT has provided below the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Non-GAAP net income (loss) represents GAAP net income (loss) excluding costs relating to the proxy contest, benefit from reduction of the deferred tax asset valuation allowances, any adjustment for fair value of warrant liabilities, and any charges for impairment of intangible assets.

Non-GAAP net earnings (loss) per common share - diluted is calculated by dividing non-GAAP net income (loss) applicable to common shares by the number of diluted weighted average shares outstanding.

Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense and any impairment expense on intangible assets. We have excluded the non-operating items, benefit from reduction of the deferred tax asset valuation allowances and change in fair value of warrant liabilities, because they represent a non-cash charge that is not related to USAT’s operations. We have excluded the non-cash expenses, stock-based compensation and any impairment expense, as they do not reflect the cash-based operations of USAT. Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

Management believes that non-GAAP net income (loss) and non-GAAP net earnings (loss) per common share - diluted are important measures of USAT’s business. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors’ overall understanding of our current and future financial performance.

Non-GAAP Reconciliation

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss) and Net Earnings (Loss) Per Common Share - Basic and Diluted to Non-GAAP Net Loss Per Common Share - Basic and Diluted

	Three Months Ended		Fiscal Year Ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Net income (loss)	$(38,719)	$1,677,168	$27,530,652	$854,123
Non-GAAP adjustments:
Operating expenses
Selling, general and administrative:
Proxy related costs	-	-	-	328,000
Fair value of warrant adjustment	(53,125)	(1,517,384)	(65,429)	(267,928)
Benefit from reduction of valuation allowances	-	-	(26,713,897)	-
Non-GAAP net income (loss)	$(91,844)	$159,784	$751,326	$914,195

Net income (loss)	$(38,719)	$1,677,168	$27,530,652	$854,123
Non-GAAP net income (loss)	$(91,844)	$159,784	$751,326	$914,195

Cumulative preferred dividends	-	-	(664,452)	(664,452)
Net income (loss) applicable to common shares	$(38,719)	$1,677,168	$26,866,200	$189,671
Non-GAAP net income (loss) applicable to common shares	$(91,844)	$159,784	$86,874	$249,743
Weighted average number of common shares outstanding	35,517,099	33,080,641	34,613,497	32,787,673
Diluted weighted average number of common shares outstanding	35,517,099	34,115,444	34,613,497	33,613,346
Net earnings (loss) per common share - basic	$-	$0.05	$0.78	$0.01
Non-GAAP net earnings (loss) per common share - basic	$-	$-	$-	$0.01

Net earnings (loss) per common share - diluted	$-	$0.05	$0.78	$0.01
Non-GAAP net earnings (loss) per common share - diluted	$-	$-	$-	$0.01

Reconciliation of GAAP Net Income (Loss) to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

	Three Months Ended		Fiscal year ended
	6/30/2014	6/30/2013	6/30/2014	6/30/2013
Net income (loss)	$(38,719)	$1,677,168	$27,530,652	$854,123
Less interest income	(8,995)	(4,212)	(30,337)	(57,121)
Plus interest expenses	74,529	47,804	256,844	157,205
Plus income tax expense (benefit)	(541,501)	6,912	(27,255,398)	27,646
Plus depreciation expense	1,553,875	1,094,978	5,463,985	3,837,174
Plus amortization expense	-	185,600	21,953	742,400
Plus change in fair value of warrant liabilities	(53,125)	(1,517,384)	(65,429)	(267,928)
Plus stock-based compensation	280,161	133,674	529,041	502,907
Adjusted EBITDA	$1,266,225	$1,624,540	$6,451,311	$5,796,406

Company Contact:
David DeMedio
Chief Financial Officer
USA Technologies
(800) 633-0340

Investor Contact:
Stephanie Prince/Jody Burfening
LHA
(212) 838-3777
sprince@lhai.com